Exhibit 99.1

WestRock Recommends Stockholders Reject the Below-market Mini-Tender Offer by TRC Capital Corporation

ATLANTA--(BUSINESS WIRE)--July 2, 2019--WestRock Company (NYSE: WRK) announced today that it has received notification of an unsolicited "mini-tender" offer by TRC Capital Corporation (TRC Capital) to purchase up to 3,000,000 shares, or approximately 1.17% of the outstanding common stock of the Company as of April 19, 2019. TRC Capital's offer price of $34.80 per share in cash is 4.58% less than the $36.47 closing price of the Company's common stock on June 28, 2019, the last trading day before the mini-tender offer commenced, and 6.55% less than the $37.23 closing price of the Company’s common stock on July 2, 2019.

The Company does not endorse TRC Capital's mini-tender offer and recommends that stockholders do not tender their shares in response to the offer. The offer is at a price below the current market price for WestRock shares and is subject to numerous conditions, including, among others, that there has not been any decrease in the market price of the WestRock shares and that TRC Capital has received proceeds of debt financing sufficient, together with cash on hand, to consummate the offer.

TRC Capital has made many similar mini-tender offers for shares of other companies. Mini-tender offers, such as this one by TRC Capital, seeking to acquire less than 5% of a company's outstanding shares, avoid many disclosure and procedural requirements of the Securities and Exchange Commission (SEC) that apply to larger tender offers. As a result, these mini-tender offers do not provide investors with the same level of protection as provided by larger tender offers under U.S. federal securities laws.

The Company urges stockholders to obtain current market quotes for their shares, review the conditions to TRC Capital's mini-tender offer, consult with their brokers or financial advisors and exercise caution with respect to this mini-tender offer. The Company is in no way associated with TRC Capital, the mini-tender offer or the offer documentation.

The SEC has cautioned investors about offers of this type, noting that "[s]ome bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price." The SEC's Tips for Investors regarding mini-tender offers may be found on the SEC's website at www.sec.gov/investor/pubs/minitend.htm.

According to the TRC Capital offer documents received by the company, WestRock stockholders who have already tendered their shares may withdraw their shares by providing written notice described in TRC Capital's offering documents prior to the expiration of the offer, currently scheduled for 12:01 a.m., New York City time on Wednesday, July 31, 2019.

The Company encourages broker-dealers and other market participants in the dissemination of the offer to review the SEC's recommendations to broker-dealers in these circumstances, which can be found on the SEC website at http://www.sec.gov/divisions/marketreg/minitenders/sia072401.htm and Information Memo Number 01-27 issued by the NYSE on Sept. 28, 2001, which can be found on the NYSE website at https://www.nyse.com/publicdocs/nyse/markets/nyse/rule-interpretations/2001/01-27.pdf regarding the dissemination of mini-tender offer materials.

The Company requests that a copy of this news release be included with all distributions of materials relating to TRC Capital's mini-tender offer.

About WestRock

WestRock (NYSE: WRK) partners with our customers to provide differentiated paper and packaging solutions that help them win in the marketplace. WestRock’s team members support customers around the world from locations spanning North America, South America, Europe, Asia and Australia. Learn more at www.westrock.com.

Contacts

Investors

James Armstrong, 470-328-6327
Vice President, Investor Relations
james.armstrong@westrock.com

John Stakel, 678-291-7901
Senior Vice President, Treasurer
john.stakel@westrock.com

Media

John Pensec, 470-328-6397
Director, Corporate Communications
john.pensec@westrock.com